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                                                                   EXHIBIT 10.2

                                   CREDIT AGREEMENT

     THIS CREDIT AGREEMENT is made and entered into as of January 15, 1998, by and between LIFECORE BIOMEDICAL, INC., a Minnesota corporation (the "Borrower"), whose address is 3515 Lyman Boulevard, Chaska, Minnesota 55318, and FIRST BANK NATIONAL ASSOCIATION, national banking association (the "Lender"), whose address is 300 Prairie Center Drive, Eden Prairie, Minnesota 55344.

                                       RECITALS

     WHEREAS, Borrower has applied to Lender for a revolving credit facility in the principal amount of $5,000,000, and Lender is willing to extend financial accommodations to the Borrower, subject to the terms, conditions and agreement set forth herein.

     NOW, THEREFORE, for and in consideration of the loans and advances to be made by the Lender to the Borrower hereunder, the mutual covenants, promises and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Borrower and the Lender agree as follows:

     The following terms when used in this Credit Agreement shall, except where the context otherwise requires, have the following meanings both in the singular and plural forms thereof:

                                  1.   DEFINITIONS

     "ACCOUNT" means any right of the Borrower to payment for goods sold or services rendered.

     "ADVANCE" means any advance by the Lender made under the Revolving Credit Commitment.

     "AFFILIATE" means any corporation, association, partnership, joint venture or other business entity directly or indirectly controlling or controlled by, or under direct or indirect common control of, the Borrower or any of its Subsidiaries.

     "BORROWER" means Lifecore Biomedical, Inc., a Minnesota corporation.

     "BORROWING BASE" means, at any time, the lesser of (a) Five Million Dollars ($5,000,000) or (b) seventy-five to ninety percent (75%-90%) of the Borrower's Eligible Securities, as determined by Lender based on the type of Eligible Securities as detailed in EXHIBIT A hereto, plus, after June 30, 1998, eighty percent (80%) of the Borrower's Eligible Accounts.

     "BORROWING BASE CERTIFICATE" means the Borrowing Base Certificate in the form attached hereto as EXHIBIT A.

     "BUSINESS DAY" means any day (other than a Saturday, Sunday or legal holiday in the State of Minnesota) on which national banks are permitted to be open in Minneapolis, Minnesota and, with respect to obligations of the Borrower to bear interest at the Eurodollar Rate, a day on which dealings in United States dollars may be carried on by the Lender in the interbank eurodollar market.

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     "COLLATERAL" means all of the assets of the Borrower or any other party in which the Lender holds a security interest pursuant to any of the Loan Documents.

     "COMPLIANCE CERTIFICATE" means the Compliance Certificate in the form of EXHIBIT B hereto whereby the Borrower certifies, in accordance with SECTION 5.1((f)) that it is in compliance with its covenants and obligations under this Credit Agreement.

     "CREDIT AGREEMENT" means this Credit Agreement, as originally executed and as may be amended, modified, supplemented, or restated from time to time by written agreement between the Borrower and the Lender.

     "CURRENT ASSETS" means, at any date, the aggregate amount of all assets of the Borrower that are classified as current assets in accordance with GAAP.

     "CURRENT LIABILITIES" means, at any time, the aggregate amount of all liabilities of the Borrower that are classified as current liabilities in accordance with GAAP (including taxes and other proper accruals and the matured portion of any indebtedness).

     "CUSTODIAN" means Norwest Investment Services, Inc., a Minnesota corporation and custodian under the Pledge Agreement.

     "DEBT" means (i) all items of indebtedness or liability that, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet as at the date of which Debt is to be determined; (ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Debt is being determined, whether or not the indebtedness secured thereby shall have been assumed; and (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire indebtedness of others, provided that, in computing the amount of any contingent obligation at any time, it is intended that such obligation will be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that is reasonably determined to be an actual or matured liability as determined in accordance with GAAP.

     "DEBT SERVICE COVERAGE RATIO" means the ratio of the Borrower's net profit before taxes plus depreciation, amortization, operating lease and interest expenses and less dividends and distributions in respect of its capital stock, to its combined annual payments of principal and interest and other amounts due and payable on the Borrower's Debt, including without limitation operating lease expense.

     "DEFAULT" means any event which if continued uncured would, with notice or lapse of time or both, constitute an Event of Default.

     "ELIGIBLE ACCOUNTS" means earned and undisputed Accounts of the Borrower, excluding all of the following:

          (i) Accounts from any Person which is a parent corporation or a Subsidiary of the Borrower or which is under common control or ownership with the Borrower or which is otherwise affiliated with the Borrower or due from any employee, officer, director or shareholder of the Borrower;

         (ii) Accounts which are more than sixty (60) days past the due date set forth in the related invoice;

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        (iii)  Accounts from any unit of local, state or United States government, or any agency or subdivision thereof, unless the Lender has valid, first priority lien in such Accounts pursuant to an assignment of government contracts acceptable to Lender;

         (iv) Accounts from an Account debtor which has filed, or had filed against it, a petition in bankruptcy which has not been dismissed; or which has currently made an assignment for the benefit of its creditors; or which has a receiver currently appointed for it or its assets;

          (v) Accounts subject to a written claim of setoff, credit, allowance or adjustment, except for discount allowed for prompt payment, or subject to any Lien other than Liens in favor of the Lender;

         (vi) Accounts receivable from any Account debtor ten percent (10%) or more of whose accounts payable to the Borrower are more than sixty (60) days past the due date set forth in the related invoices;

        (vii) Accounts from any Account debtor organized under laws other than those of the United States or the individual states or territories thereof or whose chief executive office or principal place of business is not located in the United States or the territories thereof unless supported by letters of credit or foreign credit insurance acceptable to Lender;

       (viii) Any and all notes receivable not pledged and delivered to the Lender and not due and payable within ninety (90) days;

         (ix) Accounts representing progress billings or retainages or for work covered by any payment or performance bond unless acceptable to the Lender in its sole discretion; and

          (x) All other Accounts reasonably deemed ineligible by the Lender for its lending purposes as necessitated by changes in Borrower's business or business practices.

     "ELIGIBLE SECURITIES" means those securities owned by the Borrower shown on Schedule I to the Pledge Agreement and pledged to the Lender pursuant to the Pledge Agreement, and such other marketable securities owned by the Borrower, validly pledged to Lender and deemed "Eligible Securities" by Lender in its reasonable discretion.

     "EURODOLLAR ADVANCE" means an Advance designated as such in a notice of borrowing under SECTION 2.5((a)) or a notice of conversion under SECTION 2.5((c)).

     "EURODOLLAR INTERBANK RATE" means, for each Business Day, the offered rate for deposits in United States Dollars (rounded upward, if necessary, to the nearest 1/16 of 1%) as reported on the Reuters Screen LIBO Page for such Business Day for delivery of such deposits two (2) Business Days later for an Interest Period of one (1) month. If at least two rates appear on the Reuters Screen LIBO Page, the rate for such Interest Period shall be the arithmetic mean of such rates (rounded as provided above). If fewer than two rates appear, the Lender may, at its discretion, determine the rate based on rates offered to the Lender for United States Dollar deposits in the interbank eurodollar market.

     "EURODOLLAR RATE (RESERVE ADJUSTED)" means a rate per annum (rounded upward, if necessary to the nearest 1/16 of 1%) calculated for each Business Day in accordance with the following formula which shall continue in effect until the next succeeding Business Day:

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                    ERRA    = EURODOLLAR INTERBANK RATE
                              -------------------------
                                      1.00 - ERR

in such formula, "ERR" means "Eurodollar Reserve Rate" and "ERRA" means "Eurodollar Rate (Reserve Adjusted)", in each instance as determined by the Lender for the applicable Interest Period. The Lender's determination of all such rates for any Interest Period shall be conclusive in the absence of manifest error.

     "EURODOLLAR RESERVE RATE" means a percentage, determined for each Business Day, equal to the daily average during such Interest Period of the aggregate maximum reserve requirements (including all basic, supplemental, marginal and other reserves), as specified under Regulation D of the Federal Reserve Board or any other applicable regulation that prescribes reserve requirements applicable to Eurocurrency liabilities (as presently defined in Regulation D) or applicable to extensions of credit by the Lender the rate of interest on which is determined with regard to rates applicable to Eurocurrency liabilities. Without limiting the generality of the foregoing, the Eurodollar Reserve Rate shall reflect any reserves required to be maintained by the Lender against (i) any category of liabilities that includes deposits by reference to which the Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets that includes Eurodollar Advances.

     "EVENT OF DEFAULT" means any event of default described in SECTION 7 hereof.

     "FINANCING STATEMENTS" means the UCC-1 financing statements naming Borrower as Debtor and Lender as Secured Party to be filed with the Secretary of State of Minnesota and such other jurisdictions as are necessary to perfect Lender's security interest in the Collateral.

     "GAAP" means the generally accepted accounting principles in the United States in effect from time to time including, but not limited to, Financial Accounting Standards Board (FASB) Standards and Interpretations, Accounting Principles Board (APB) Opinions and Interpretations, Committee on Accounting Procedure (CAP) Accounting Research Bulletins, and certain other accounting principles which have substantial authoritative support.

     "INTEREST PERIOD" shall mean, except as otherwise indicated, a period commencing on a Business Day and continuing until the following Business Day.

     "LENDER" means First Bank National Association, a national banking association, its successors and assigns.

     "LIABILITIES" means (i) all items of indebtedness or liability that, in accordance with GAAP, would be included in determining total liabilities as shown on the liabilities side of a balance sheet as at the date of which Liabilities are to be determined; (ii) indebtedness secured by any mortgage, pledge, lien or security interest existing on property owned by the Person whose Liabilities are being determined, whether or not the indebtedness secured thereby shall have been assumed; and (iii) guaranties, endorsements (other than for purposes of collection in the ordinary course of business) and other contingent obligations in respect of, or to purchase or otherwise acquire, indebtedness of others, provided that, in computing the amount of any contingent obligation at any time, it is intended that such obligation will be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that is reasonably determined to be an actual or matured liability as determined in accordance with GAAP.

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     "LIEN" means any lien, security interest, pledge, mortgage, statutory or tax lien, or other encumbrance of any kind whatsoever (including without limitation, the lien or retained security title of a conditional vendor), whether arising under a security instrument or as a matter of law, judicial process or otherwise or by an agreement of the Borrower to grant any lien or security interest or to pledge, mortgage or otherwise encumber any of its assets.

     "LOAN DOCUMENTS" means this Credit Agreement, the Revolving Credit Note, the Security Agreement, the Financing Statements and the Pledge Agreement and such other documents as the Lender may reasonably require as security for, or otherwise executed in connection with, any loan hereunder, all as originally executed and as may be amended, modified or supplemented from time to time by written agreement between the parties thereto.

     "MATERIAL ADVERSE OCCURRENCE" means any occurrence which materially adversely affects the present or prospective financial condition or operations of the Borrower, or which materially impairs, or may materially impair, in the Lender's reasonable judgment, the ability of the Borrower to perform its obligations under the Loan Documents.

     "MATURITY" of the Revolving Credit Note means the earlier of (a) the date on which the Revolving Credit Note becomes due and payable upon the occurrence of an Event of Default; or (b) the Termination Date.

     "NET WORTH" means the aggregate of capital and surplus (and Subordinated
Debt) of the Borrower, all determined in accordance with GAAP.

     "NOTE" means the Revolving Credit Note and any note or notes issued in substitution or replacement thereof.

     "PERSON" means any natural person, corporation, firm, association, government, governmental agency or any other entity, whether acting in an individual fiduciary or other capacity.

     "PLEDGE AGREEMENT" means the Custodial Pledge and Security Agreement, of even date herewith, executed by Borrower," the Lender and the Custodian, as originally executed and as may be amended, modified or supplemented by written agreement between the Borrower and the Lender.

     "QUICK RATIO" means the ratio of the Borrower's Current Assets, less all inventory, to its Current Liabilities.

     "REFERENCE RATE" means the rate of interest established and publicly announced by the Lender from time to time as its "reference rate". The Lender may lend to its customers at rates that are at, above or below the Reference Rate.

     "REFERENCE RATE ADVANCE" means an Advance designated as such in a notice of borrowing under SECTION 2.5((a)) or a notice of continuation or conversion under SECTION 2.5((c)).

     "REGULATORY CHANGE" means any change after the date hereof in any (or the adoption after the date hereof of any new) (a) Federal or state law or foreign law applying generally to all banks of the same type and classification as the Lender or any Person controlling the Lender; or (b) regulation, interpretation, directive or request (whether or not having the force of law) applying or in the reasonable opinion of the Lender applicable generally to all banks of the same type and classification as the Lender or any Person controlling the Lender or to any court or governmental authority charged with the

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interpretation or administration of any law referred to in clause (a) of this definition or to any fiscal, monetary, or other authority having jurisdiction over the Lender or any Person controlling the Lender.

     "REUTERS SCREEN LIBO PAGE" means the display designated as page "LIBO" on the Reuter Monitor Money Rates Service (or such other page as may replace the LIBO Page on that service for the purpose of displaying London interbank offered rates of major banks for United States dollar deposits).

     "REVOLVING CREDIT COMMITMENT" means the sum of Five Million Dollars ($5,000,000) or the Lender's obligation to extend Advances to the Borrower under SECTION 2, as the context may require.

     "REVOLVING CREDIT LOAN" means, at any date, the aggregate amount of all Advances made by the Lender to the Borrower pursuant to SECTION 2 hereof.

     "REVOLVING CREDIT NOTE" means the Revolving Credit Note of even date herewith in the original principal amount of Five Million and no/100 Dollars ($5,000,000) made by the Borrower payable to the order of the Lender, together with all extensions, renewals, modifications, substitutions and changes in form thereof effected by written agreement between the Borrower and the Lender.

     "SALE PROCEEDS" has the meaning given in SECTION 5.5 hereof.

     "SECURITY AGREEMENT" means the Security Agreement, of even date herewith, executed by Borrower in favor of the Lender, as originally executed and as may be amended, modified or supplemented from time to time by written agreement between Borrower and the Lender.

     "SUBORDINATED DEBT" means any Liability of the Borrower, now existing or hereafter created, incurred or arising, which is subordinated in right of payment to the payment of the obligations of the Borrower to the Lender.

     "SUBSIDIARY" means any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned by the Borrower and/or one or more Subsidiary or Affiliate.

     "TANGIBLE NET WORTH" means, at any date, (a) the par value (or value stated on the books) of the capital stock of all classes of the Borrower plus (or minus in the case of deficit) the amount of surplus or additional paid-in capital, and the retained earnings of the Borrower, minus (b) the aggregate amount carried as assets on the books of the Borrower for goodwill, licenses, patents, trademarks, trade names treasury stock, unamortized debt discount and expenses, leasehold improvements, copyrights, franchises, organization costs, write-ups in the book value of the assets of the Borrower resulting from a revaluation thereof, and any other intangible assets, all as determined in accordance with GAAP.

     "TERMINATION DATE" means the earlier of (a) October 31, 1998; or (b) the date upon which the obligation of the Lender to make Advances is terminated pursuant to SECTION 2.

                      2.   THE REVOLVING CREDIT LOAN

     2.1. COMMITMENT FOR REVOLVING CREDIT. Subject to the Conditions of Lending set forth in SECTION 3 hereof and as long as no Event of Default has occurred and is continuing hereunder, the Lender agrees to make Advances to the Borrower from time to time from the date of this Credit Agreement through the Termination Date, provided, however, that the Lender shall not be obligated to make any

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Advance, if after giving effect to such Advance, the aggregate outstanding principal amount of all Advances would exceed the Borrowing Base. Within the limits set forth above, the Borrower may borrow, repay and reborrow amounts under the Revolving Credit Note.

     2.2. PURPOSE OF LOAN/USE OF PROCEEDS. The Borrower will use the proceeds of any Advance hereunder for general working capital.

     2.3. THE REVOLVING CREDIT NOTE. All Advances shall be evidenced by, and the Borrower shall repay such Advances to the Lender, in accordance with, the terms of the Revolving Credit Note; including without limitation the provision of the Revolving Credit Note that the principal amount payable thereunder at any time shall not exceed the then unpaid principal amount of all Advances made by the Lender.

     2.4. RECORDS OF ADVANCES AND PAYMENTS. The Borrower hereby irrevocably authorizes the Lender to make or cause to be made, at or about the time each Advance is made by the Lender, an appropriate notation on the Lender's records of the principal amount of such Advance and the Lender shall make or cause to be made, on or about the time a payment of any principal or interest of the Revolving Credit Note is received an appropriate notation of such payment on its records. The aggregate amount of all unpaid Advances set forth on the records of the Lender shall be rebuttable presumptive evidence of the principal amount owing and unpaid on the Revolving Credit Note.

     2.5. INTEREST ON THE REVOLVING CREDIT NOTE.

     (a) The Borrower agrees to pay interest on the outstanding principal amount of the Revolving Credit Note from the date hereof until paid in full at the following rates as designated by the Borrower: (i) the Reference Rate, as to all Reference Rate Advances and (ii) the Eurodollar Rate (Reserve Adjusted) plus (x) 200 basis points as to all Eurodollar Advances supported by Eligible Securities, or (y) 275 basis points as to all Eurodollar Advances supported by Eligible Accounts, all in accordance with the terms of this Credit Agreement. All advances outstanding under the Revolving Credit Note shall be deemed Eurodollar Advances, unless the Borrower elects to designate, continue or convert such Advances to Reference Rate Advances pursuant to procedures outlined in SECTION 2.6 below.

     (b) To the extent Eligible Securities are sold by the Borrower or redeemed, and the proceeds of such sale or redemption are not applied to reduce the amount outstanding under the Revolving Credit Note pursuant to SECTION 5.5 hereof, the interest rate applicable to any amounts outstanding under the Revolving Credit Note which were supported by such sold or redeemed Eligible Securities shall automatically increase to the rate applicable to Advances supported by Eligible Accounts.

     (c) Interest accrued on the Revolving Credit Note through Maturity shall be payable on the first day of each calendar month, commencing February 1, 1998 and at Maturity. Interest accrued after Maturity shall be payable upon demand.

     (d) No provision of this Credit Agreement or the Revolving Credit Note shall require the payment or permit the collection of interest in excess of the rate permitted by applicable law.

     (e) All computation of interest on the outstanding principal amount of the Revolving Credit Note shall be computed on the basis of a year comprised of 360 days, but charged for the

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          actual number of days elapsed.  Each change in the interest rate payable on the Revolving Credit Note due to a change in the Reference Rate shall take place simultaneously with the corresponding change in the Reference Rate. Whenever any payment to be made by or to the Lender or other holder(s) of the Revolving Credit Note shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in computing the fees or interest payable on such next succeeding Business Day.

     2.6. BORROWING OR CONVERTING ADVANCES.

     (a) MANNER OF BORROWING. Any request by the Borrower for an Advance shall be by telephone (or, in the case of all Eurodollar Advances, in writing, including by telefax, or by telephone promptly confirmed in writing) and must be given so as to be received by the Lender not later than 1:00 p.m. (Minneapolis time) on the date of the requested Advance.

          Each request for an Advance shall specify: (i) the borrowing date (which shall be a Business Day) and (ii) the amount of the Advance and the type of Advance, subject to the limitations elsewhere in this Credit Agreement. Unless the Lender determines that conditions set forth in this Credit Agreement have not been satisfied, each Advance shall be deposited into the Borrower's account number 104755223831 with the Lender.

     (b) MANNER OF CONVERSION. The Borrower may elect to convert any outstanding Advance into another type of Advance by giving the Lender notice by telephone (or, in the case of conversions to Eurodollar Advances, in writing or by telephone promptly confirmed in writing) given so as to be received by the Lender not later than 1:00 p.m. (Minneapolis time) on the date of the requested continuation or conversion.

          Each notice of conversion of an Advance shall specify: (i) the effective date of the conversion (which shall be a Business Day) and
          (ii) the amount and the type of Advances following such conversion (subject to limitations contained elsewhere in this Credit Agreement).

     2.7. PAYMENTS. Any other provision of this Credit Agreement to the contrary notwithstanding, the Borrower shall make all payments of interest on and principal of the Revolving Credit Note in immediately available funds to the Lender at its office shown on the first page hereof. The Borrower authorizes the Lender to charge from time to time against the Borrower's account no. 104755223831 with the Lender any payments when due.

     2.8. TERMINATION. The obligation of the Lender to make Advances shall terminate:

     (a) Upon receipt by the Lender of five (5) days' written notice of termination from the Borrower given at any time when no amount is outstanding under the Revolving Credit Note;

     (b) Immediately and without further action upon the occurrence of an Event of Default of the nature referred to in SUBSECTION 7.1((d)) or

     (c) Immediately when any Event of Default (other than of the nature specified in SUBSECTION 7.1((d)) shall have occurred and be continuing and either (i) the Lender shall

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          have demanded payment of the Revolving Credit Note in writing or
          (ii) the Lender shall elect by giving written notice to Borrower.

     2.9. MANDATORY PREPAYMENT. In the event that the outstanding balance under the Revolving Credit Note exceeds the Borrowing Base then in effect, the Lender shall give the Borrower written notice of such excess amount and the Borrower shall reduce the amount of outstanding Advances to less than or equal to the Borrowing Base (or execute and deliver to the Lender such documents necessary to pledge, assign, or grant the Lender a security interest in, such additional Collateral acceptable to the Lender with a collateral value equal to or greater than the amount of the excess of the outstanding Advances over the Borrowing Base).

     2.10. UNUSED LINE FEE. For the purposes of this SECTION 2.10, "Unused Amount" means the Revolving Credit Commitment reduced by outstanding Advances. The Borrower agrees to pay to the Lender an unused line fee at the rate of one quarter of one percent (0.25%) per annum on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable monthly in arrears on the first day of the month and on the Termination Date.

     2.11. SECURITY. The indebtedness, liabilities and other obligations of the Borrower to the Lender under the Revolving Credit Note and this Credit Agreement are secured by, inter alia, security interests granted pursuant to the Security Agreement and the Pledge Agreement.

                         3.   CONDITIONS OF LENDING

     3.1. CONDITIONS PRECEDENT. This Credit Agreement and the Lender's obligations hereunder are subject to receipt by the Lender of the following, each to be in form and substance satisfactory to the Lender, unless the Lender waives receipt of any of the following in writing:

     (a) This Credit Agreement and the Revolving Credit Note each appropriately completed and duly executed by the Borrower;

     (b) The Security Agreement and corresponding financing statement(s) appropriately completed and duly executed by the Borrower;

     (c) The Pledge Agreement appropriately completed and duly executed by all parties thereto;

     (d) A current UCC secured transaction search, federal and state tax lien search, judgment and bankruptcy search, reflecting results satisfactory to the Lender, on Borrower from the appropriate filing offices as required by the Lender;

     (e) A Certificate of Good Standing for the Borrower issued by the Secretary of State of Minnesota and in all states where the Borrower is qualified to do business;

     (f) A copy of the Borrower's Bylaws, together with all amendments, certified by the Secretary of the Borrower to be a true and correct copy thereof;

     (g) A copy of the Articles of Incorporation of the Borrower, together with all amendments, certified by the Secretary of State of the state of Minnesota to be a true and correct copy thereof;

     (h) A certified copy of the resolutions of the Board of Directors of the Borrower authorizing or ratifying the transactions contemplated hereby, and the execution, delivery and

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

          performance of the Loan Documents, and designating the officers authorized to execute the Loan Documents to which the Borrower is a party and to perform the obligations of the Borrower thereunder;

     (i) A certificate of the Secretary of the Borrower certifying the names of the officers authorized to execute the Loan Documents, together with a sample of the true signature of each such officer;

     (j) A favorable opinion of counsel for the Borrower, satisfactory to the Lender, as to the matters set forth in SUBSECTIONS 4.1, 4.2, 4.3 AND 4.5, and other matters as requested by the Lender, satisfactory to the Lender and its counsel;

     (k) The Borrower shall have reimbursed Lender for all of its expenses pursuant to SECTION 8.3 of this Credit Agreement;

     (l) Policies or certificates of insurance evidencing insurance coverage required under this Credit Agreement and any other of the Loan Documents;

     (m) Such other documents, information and actions as the Lender may reasonably request.

     3.2. CONDITIONS PRECEDENT TO ALL LOANS AND ADVANCES. The obligation of the Lender to make any loan or Advance hereunder, including the initial loans and Advances, is subject to the satisfaction of each of the following, unless waived in writing by the Lender:

     (a) The representations and warranties set forth in SECTION 4 are true and correct in all material respects on the date hereof and on the date of any loan or Advance, other than exceptions to such representations and warranties thereto which have been disclosed in writing to the Lender and which have been approved in writing by the Lender.

     (b)  No Default or Event of Default shall have occurred and be continuing.

     (c) No litigation, arbitration or governmental investigation or proceeding shall be pending, or, to the knowledge of the Borrower, threatened, against the Borrower or affecting the business or operations of the Borrower which was not previously disclosed to the Lender and which, if determined adversely to the Borrower, would have a material adverse effect on the operation or financial condition of the Borrower.

     (d) No Default or Event of Default shall result from the making of any such loan or Advance.

     (e)  No Material Adverse Occurrence shall have occurred and be continuing.

                          4.   REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Lender as follows:

     4.1. ORGANIZATION, ETC. The Borrower is a corporation validly organized and existing and in good standing under the laws of the State of Minnesota, has full power and authority to own its property and conduct its business substantially as presently conducted by it and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business makes such qualification necessary and the failure to do so would cause a Material Adverse Occurrence.

The Borrower has full power and authority to enter into and perform its obligations under the Loan Documents and to obtain the loans and Advances hereunder.

     4.2. DUE AUTHORIZATION. The execution, delivery and performance by the Borrower of the Loan Documents have been duly authorized by all necessary corporate action, do not require any approval or consent of, or any registration, qualification or filing with, any governmental agency or authority or any approval or consent of any other Person (including, without limitation, any stockholder), do not and will not conflict with, result in any violation of or constitute any default under, any provision of the Borrower's certificate of incorporation, or where such violation or default would cause a Material Adverse Occurrence, under any agreement binding on or applicable to the Borrower or any of its property, or any law or governmental regulation or court decree or order, binding upon or applicable to the Borrower or of any of its property and will not result in the creation or imposition of any Lien on any of its property pursuant to the provisions of any agreement binding on or applicable to the Borrower or any of its property except pursuant to the Loan Documents.

     4.3. VALIDITY OF THE LOAN DOCUMENTS. The Loan Documents to which the Borrower is a party are the legal, valid and binding obligations of the Borrower and are enforceable in accordance with their terms, subject only to bankruptcy, insolvency, reorganization, moratorium or similar laws, rulings or decisions at the time in effect affecting the enforceability of rights of creditors generally and to general equitable principles which may limit the right to obtain equitable remedies.

     4.4. FINANCIAL INFORMATION. The financial statements of the Borrower furnished to the Lender have been and will be prepared in accordance with GAAP consistently applied by the Borrower and present fairly the financial condition of the Borrower as of the dates thereof and for the periods covered thereby. The Borrower is not aware of any contingent liabilities or obligations which would, upon becoming non-contingent liabilities or obligations, be a Material Adverse Occurrence. Since the date of the most recent such statements, neither the condition (financial or otherwise), the business nor the properties of the Borrower have been materially and adversely affected in any way.

     4.5. LITIGATION, OTHER PROCEEDINGS. Except as previously disclosed to and approved of in writing by the Lender, there is no action, suit or proceeding at law or equity, or before or by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, pending or, to the knowledge of the Borrower, threatened, against the Borrower or any of its property, which, if determined adversely would be a Material Adverse Occurrence; and the Borrower is not in default with respect to any final judgment, writ, injunction, decree, rule or regulation of any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, where such default would be a Material Adverse Occurrence.

     4.6. TITLE TO ASSETS. Except for Liens permitted by SECTION 6.2, the Borrower has good and marketable title to all of its assets, real and personal.

     4.7. LIEN PRIORITY. The Liens created by the Security Agreement and the Pledge Agreement are attached and first, perfected Liens on the Collateral.

     4.8. GUARANTEES AND INDEBTEDNESS. Except as disclosed on financial statements of the Borrower furnished to the Lender or on SCHEDULE 6.3, the Borrower is not a party to any contract of guaranty or suretyship and none of its assets is subject to any contract of that nature and the Borrower is not indebted to any other party, except the Lender.

     4.9. MARGIN STOCK. No part of any loan or Advance hereunder shall be used at any time by the Borrower to purchase or carry margin stock (within the meaning of Regulation U promulgated by the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any margin stock. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purposes of purchasing or carrying any such margin stock. No part of the proceeds of any loan or Advance hereunder will be used by the Borrower for any purpose which violates, or which is inconsistent with, any regulations promulgated by the Board of Governors of the Federal Reserve System.

     4.10. TAXES. The Borrower has filed all federal, state and other income tax returns which are required to be filed through the date of this Credit Agreement and has paid all taxes as shown on said returns, and all taxes due or payable without returns and all assessments received to the extent such taxes and assessments have become due, other than such taxes or assessments which are being contested in good faith by the Borrower and are supported by adequate book reserves. All tax liabilities of the Borrower are adequately provided for on its books, including interest and penalties. No income tax liability of a material nature has been asserted by taxing authorities for taxes in excess of those already paid, other than such tax liabilities which are being contested in good faith by the Borrower and are supported by adequate book reserves. The Borrower has made all required withholding deposits.

     4.11. ACCURACY OF INFORMATION. All factual information furnished by or on behalf of the Borrower to the Lender in writing for purposes of or in connection with this Credit Agreement or any transaction contemplated by this Credit Agreement is, and all other such factual information furnished by or on behalf of the Borrower to the Lender in the future, will be true and accurate in every material respect on the date as of which such information is dated or certified. No such information contains any material misstatement of fact or omits any material fact or any fact necessary to prevent such information from being misleading.

     4.12. MATERIAL AGREEMENTS. The Borrower is not a party to any agreement or instrument or subject to any restriction that materially and adversely affects its business, property or assets, operations or condition (financial or otherwise).

     4.13. DEFAULTS. The Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any: (a) agreement to which such entity is a party, which default would constitute a Material Adverse Occurrence; or (b) instrument evidencing any indebtedness or under any agreement relating to such indebtedness would constitute a Material Adverse Occurrence.

     4.14. ERISA. (a) No Reportable Event has occurred and is continuing with respect to any Plan; (b) the Pension Benefit Guaranty Corporation or any successor entity has not instituted proceedings to terminate any Plan; and
(c) each Plan of the Borrower has been maintained and funded in all material respects in accordance with its terms and with ERISA. All undefined capitalized terms used in this Section shall have the meanings ascribed to them in ERISA.

     4.15. FINANCIAL STATUS. The Borrower, as a going concern, is not insolvent (as such term is defined in Section 101(32) of the United States Bankruptcy Code of 1978, as amended or Minnesota Statutes Section 513.42, as amended) and, as a going concern, will not be rendered insolvent (as such term is defined in Section 101(32) of the United States Bankruptcy Code of 1978, as amended or Minnesota Statutes Section 513.42, as amended) by execution of this Credit Agreement or any other of the Loan Documents, or consummation of the transactions contemplated thereby.

     4.16. SURVIVAL OF REPRESENTATIONS. All representations and warranties contained in this SECTION 4 shall survive the delivery of the Revolving Credit Note and the making of the loans and Advances evidenced thereby and any investigation at any time made by or on behalf of Lender shall not diminish its rights to rely thereon.

                           5.   AFFIRMATIVE COVENANTS

     As long as there remains any amount outstanding under the Revolving Credit Note or the Lender has any obligation to make Advances under the Revolving Loan Commitment, the Borrower shall, unless waived in writing by the Lender:

     5.1. FINANCIAL STATEMENTS AND REPORTS. Furnish to the Lender, at the times set forth below, the following financial statements, reports and information:

     (a) As soon as available, but in any event within one hundred twenty (120) days after each fiscal year end, the Borrower's Annual Report on Form 10-K (together with all Exhibits thereto, other than Exhibits incorporated by reference) as submitted to the United States Securities and Exchange Commission;

     (b) As soon as available, but in any event within forty-five (45) days after each fiscal year-end, the Borrower's internally prepared preliminary financial statements, including without limitation a balance sheet, income statement and sources of income to have been prepared in accordance with GAAP consistently applied, subject to year end adjustments in the Borrower's annual audited financial statements, together with a preliminary Compliance Certificate for such period;

     (c) As soon as available, but in any event within forty-five (45) days after the last day of each quarterly fiscal period the Borrower's Quarterly Report on Form 10-Q as submitted to the United States Securities and Exchange Commission;

     (d) At any time there are Advances outstanding which are supported by Eligible Accounts, as soon as available, but in any event within forty-five (45) days after the last day of each month, unaudited financial statements of the Borrower consisting of a balance sheet and statement of income and surplus statement dated as of the last Business Day of such month in form and detail reasonably required by Lender certified by the Chief Financial Officer of the Borrower to have been prepared from the records of the Borrower in accordance with GAAP consistently applied by the Borrower, subject to year end adjustments in the Borrower's annual audited financial statements;

     (e) As soon as available, but in any event within forty-five (45) days after the last day of each quarterly fiscal period of the Borrower, an aging of accounts receivable of the Borrower setting forth the name and address for each account debtor, the amount owed by each such account debtor and the number of days past due;

     (f) As soon as available, but in any event within thirty (30) days after the last day of each calendar month and within five (5) days of the sale or redemption of any Eligible Securities, a Borrowing Base Certificate appropriately completed and duly executed by the Borrower;

     (g) As soon as available, but in any event within forty-five (45) days after the last day of each quarterly fiscal period of the Borrower, a Compliance Certificate completed and duly executed by the Borrower and certified by the Borrower's Chief Financial Officer;

     (h) As soon as available, but in any event within fifteen (15) days prior to the last day of each fiscal year of Borrower, a projected monthly budget for the next fiscal year, in form and with such detail as is acceptable to Lender; and

     (i) Such other information concerning the business, operations and condition (financial or otherwise) of the Borrower as the Lender may reasonably request.

     5.2. MAINTENANCE OF CORPORATE EXISTENCE. Maintain and preserve its corporate existence.

     5.3. TAXES. Pay and discharge as the same shall become due and payable, all taxes, assessments and other governmental charges and levies against or on any of its property, as well as claims of any kind which, if unpaid, might become a Lien upon any of its properties, unless such tax, levy, charge, assessment or Lien is being contested in good faith by the Borrower and is supported by an adequate book reserve. The Borrower shall make all required withholding deposits.

     5.4. NOTICES.  As soon as practicable, give notice to the Lender of:

     (a) The commencement of any litigation relating to the Borrower involving claimed damages in excess of $50,000.00 in excess of insurance coverage, or relating to the transactions contemplated by this Credit Agreement;

     (b) The commencement of any material arbitration or governmental proceeding or investigation not previously disclosed to the Lender which has been instituted or, to the knowledge of the Borrower, is threatened against the Borrower or its property which, if determined adversely to the Borrower, would cause a Material Adverse Occurrence;

     (c) Any Reportable Event or "prohibited transaction" or the imposition of a Withdrawal Liability, within the meaning of ERISA, in connection with any Plan and, when known, any action taken by the Internal Revenue Service, Department of Labor or Pension Benefit Guaranty Corporation with respect thereto, and any adverse development which occurs in any litigation, arbitration or governmental investigation or proceeding previously disclosed to the Lender which if determined adversely to the Borrower would constitute a Material Adverse Occurrence; and

     (d)  Any Default or Event of Default under this Credit Agreement.

     5.5. PROCEEDS OF SALES AND REDEMPTIONS OF ELIGIBLE SECURITIES. So long as there are amounts outstanding under the Revolving Credit Note, the Borrower shall direct the Custodian to pay to Lender for application to the amount outstanding under the Revolving Credit Note all proceeds of any sales or redemptions of Eligible Securities net of costs, commissions and fees incurred in connection with such sales or redemptions (the "Sale Proceeds"), immediately upon receipt thereof, unless (i) after giving effect to such sale or redemption, and assuming the Sale Proceeds will not be applied to reduce the amount outstanding under the Revolving Credit Note, the amount outstanding under the Revolving Credit Note does not exceed the Borrowing Base, or (ii) the Sale Proceeds are used to purchase securities of equal or greater value, in which Lender is granted a perfected, first priority lien pursuant to the Pledge Agreement and which are held by the Custodian pursuant to the terms of the Control Agreement.

     5.6. COMPLIANCE WITH LAWS. Carry on its business activities in substantial compliance with all applicable federal or state laws and all applicable rules, regulations and orders of all governmental bodies and offices having power to regulate or supervise its business activities, where failure to do so would constitute a Material Adverse Occurrence. The Borrower shall maintain all material rights, liens, franchises, permits, certificates of compliance or grants of authority required in the conduct of its business, where failure to do so would constitute a Material Adverse Occurrence.

     5.7. BOOKS AND RECORDS. Keep books and records reflecting all of its business affairs and transactions in accordance with GAAP consistently applied and permit the Lender, and its representatives, at reasonable times and intervals, to visit all of its offices, discuss its financial matters with officers of the Borrower and its independent public accountants (and by this provision the Borrower authorizes its independent public accountants to participate in such discussions) and examine any of its books and other corporate records.

     5.8. INSURANCE. Procure and maintain insurance with financially sound and reputable insurers, insurance with respect to its property against damage and loss by theft, fire, collision (in the case of motor vehicles) and such other risks as are reasonably required by the Lender in an amount equal to the fair market value thereof and, in any event, in an amount sufficient to avoid the application of any coinsurance provisions other than customary deductible amounts. The Borrower shall also procure and maintain other such insurance including workers compensation insurance, liability and business interruption insurance, and other insurance as the Lender may reasonably require and/or that may be required under any of the Loan Documents, all in such amounts as may be reasonably required by the Lender. The Borrower shall provide evidence of such insurance and the policies of insurance or copies thereof to the Lender upon written request.

     5.9. MAINTAIN PROPERTY. Maintain and keep its assets, property and equipment, other than such assets, property or equipment which have become obsolete or worn out, in good repair, working order and condition and from time to time make or cause to be made all needed renewals, replacements and repairs.

     5.10. CONDUCT OF BUSINESS. Continue to engage primarily in the business being conducted on the date of this Credit Agreement.

     5.11. MINIMUM PRE-TAX NET INCOME.  For the fiscal  year ending June
30, 1998, achieve pre-tax net income, less interest income and extraordinary income, of not less than $1,000,000, as determined in accordance with GAAP.

     5.12. LIABILITIES TO TANGIBLE NET WORTH. Maintain at all times, measured at the end of each quarterly fiscal period, a ratio of its Liabilities to Tangible Net Worth of not more than .50 to 1.0. The Borrower agrees that if it should assume, guarantee, endorse or otherwise become liable in connection with the indebtedness of any other person or entity in an aggregate amount exceeding $25,000, except for endorsements of negotiable instruments for deposit or collection in the ordinary course of business, all such amounts in excess of $25,000 and reasonably classified, in light of the facts and circumstances existing at such time, as actual or matured liabilities determined in accordance with GAAP, shall be included within the term "Liabilities" for purposes of determining compliance with this covenant.

     5.13. QUICK RATIO. Maintain, at all times, measured at the end of each quarterly fiscal period, a Quick Ratio of not less than 1.75 to 1.00.

     5.14. DEBT SERVICE COVERAGE. Maintain, as of the end of each fiscal year, a Debt Service Coverage Ratio of not less than 1.75 to 1.0.

     5.15. FIELD AUDITS. Permit the Lender and its agents and representatives, to conduct an annual business survey of the Borrower and audits of the Collateral from time to time as the Lender deems necessary, all at the Borrower's expense; provided, however, that so long as no Event of Default shall have occurred and be continuing, Borrower shall only be required to reimburse Lender for one field audit per fiscal year, and the expense of each such field audit shall not exceed $2,000 so long as Accounts and Eligible Securities are the primary items of Collateral hereunder.

     5.16. FURTHER ASSURANCES. The Borrower agrees upon reasonable request by the Lender to execute and deliver such further instruments, deeds and assurances, including financing statements under the Uniform Commercial Code of Minnesota and/or any other relevant states, and to do such further acts as may be reasonably necessary or proper to carry out more effectively the purposes of this Credit Agreement and the Loan Documents and, without limiting the foregoing, to make subject to the liens and security interests of the Security Agreement and any other of the Loan Documents any property agreed to be subjected, or intended to be subject, or covered by the granting clauses of the Security Agreement or such other of the Loan Documents.

     5.17. ERISA COMPLIANCE. Comply at all times with all applicable provisions of ERISA and the regulations and published interpretations thereunder.

                          6.   NEGATIVE COVENANTS

     As long as there remains any amount outstanding under the Revolving Credit Note or the Lender has any obligation to make Advances under the Revolving Loan Commitment, the Borrower shall not, unless waived in writing by the Lender:

     6.1. CONSOLIDATION; MERGER; SALE OF ASSETS; ACQUISITIONS. Consolidate with or merge into or with any other entity; or sell (other than sales of inventory in the ordinary course of business), transfer, lease or otherwise dispose of all or a substantial part of its assets; or acquire a substantial interest in another Person either through the purchase of all or substantially all of the assets of that Person or the purchase of a controlling equity interest in that Person.

     6.2. LIENS. Create, incur, assume or suffer to exist any Lien or any of its property, real or personal, except (a) Liens in favor of the Lender; (b) Liens disclosed to and approved of in writing by the Lender or as shown on
SCHEDULE 6.2(b) hereto; and (c) Liens for current taxes and assessments which are not yet due and payable.

     6.3. ADDITIONAL INDEBTEDNESS. Create, incur, assume or suffer to exist any indebtedness except: (a) indebtedness in favor of the Lender; (b) current liabilities incurred in the ordinary course of business; (c) indebtedness disclosed on SCHEDULE 6.3 hereto and all refinancings thereof in amounts not to exceed the principal amount thereof; (d) indebtedness consisting of purchase money financing and capitalized lease obligations in an aggregate principal amount not to exceed $250,000 at any time; and (e) indebtedness secured by any lien permitted under SECTION 6.2.

     6.4. GUARANTIES. Assume, guarantee, endorse or otherwise become liable in connection with the indebtedness of any other person or entity except endorsements of negotiable instruments for deposit or collection in the ordinary course of business.

     6.5. DIVIDENDS. Declare or pay any cash dividends, purchase, redeem, retire or otherwise acquire for value any of its capital stock now or hereafter outstanding, other than in shares of the capital stock of the Borrower, return any capital to its stockholders as such, or make any distribution of assets to its stockholders as such, other than in shares of the capital stock of the Borrower.

                     7.   EVENTS OF DEFAULT AND REMEDIES

     7.1. EVENTS OF DEFAULT. The term "Event of Default" shall mean any of the following events:

     (a) The Borrower shall default in the payment when due, or if payable on demand, upon demand, of any principal or interest on the Revolving Credit Note; or

     (b) The Borrower shall default (other than a default in payment under subsection (a) above) in the due performance and observance of any of the covenants contained in any of the Loan Documents and such default shall continue unremedied for a period of fifteen (15) days after notice from the Lender to the Borrower thereof; or

     (c) A default under any bond, debenture, note or other evidence of indebtedness in excess of $50,000 of the Borrower owed to any Person other than the Lender (including without limitation, those certain industrial development revenue bonds, and any indenture or loan agreement executed in connection therewith, issued by the Borrower to finance the acquisition and construction of Borrower's facility in Chaska, Minnesota), or under any indenture or other instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any lease of any of the Premises, and the expiration of the applicable period of grace, if any, specified in such evidence of indebtedness, indenture, other instrument or lease; or

     (d) The Borrower shall become insolvent or generally fail to pay or admit in writing its inability to pay its debts as they become due; or the Borrower shall apply for, consent to, or acquiesce in the appointment of a trustee, receiver or other custodian for itself or any of its property, or make a general assignment for the benefit of its creditors; or a trustee, receiver or other custodian shall otherwise be appointed for the Borrower or any of its assets and such appointment is not rescinded within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding shall be commenced by or against the Borrower and, if commenced against the Borrower, is not dismissed within thirty (30) days; or the Borrower shall take any corporate action to authorize, or in furtherance of, any of the foregoing; or

     (e) Any judgments, writs, warrants of attachment, executions or similar process (not undisputedly covered by insurance) in an aggregate amount in excess of $50,000.00 shall be issued or levied against the Borrower or any of its assets and shall not be released, vacated or fully bonded prior to any sale and in any event within twenty (20) days after its issue or levy; or

     (f) Any garnishment summons, writ of attachment, or other legal paper referring to the Borrower shall be served on the Lender; or

     (g) Any representation or warranty set forth in this Credit Agreement or any other Loan Document shall be untrue in any material respect on the date as of which the facts set forth are stated or certified; or

     (h)  The occurrence of any Material Adverse Occurrence; or

     (i) Failure by the Borrower to make any mandatory prepayment as required under SECTION 2.9 of this Credit Agreement; or

     (j)  A Reportable Event (as defined under ERISA) shall have occurred.

     7.2. REMEDIES. If an Event of Default described in SECTION 7.1((d)) shall occur, the full unpaid balance of the Revolving Credit Note (outstanding balance plus accrued interest) and all other obligations of the Borrower to the Lender shall automatically be due and payable without declaration, notice, presentment, protest or demand of any kind (all of which are hereby expressly waived) and the obligation of the Lender to make additional
Advances shall automatically terminate. If any other Event of Default shall occur and be continuing, the Lender may by written notice to the Borrower terminate its obligation to make additional Advances and may declare the outstanding balance of the Revolving Credit Note and all other obligations of the Borrower to the Lender to be due and payable without other further notice, presentment, protest or demand of any kind (all of which are hereby expressly waived), whereupon the full unpaid amount of the Revolving Credit Note and all other obligations of the Borrower to the Lender shall become immediately due and payable. Upon any Event of Default, the Lender shall be entitled to exercise any and all rights and remedies available under any of the Loan Documents or otherwise available at law or in equity to collect the Revolving Credit Note and all other obligations of the Borrower to the Lender and to realize upon or otherwise pursue any and all Collateral and other security (including without limitation any and all guarantees) for the loans under this Credit Agreement.

                           8.   MISCELLANEOUS

     8.1. WAIVERS, AMENDMENTS. The provisions of the Loan Documents may from time to time be amended, modified, or waived, if such amendment, modification or waiver is in writing and signed by the Lender and, as to amendments and modifications by the Borrower. No failure or delay on the part of the Lender or the holder(s) of the Revolving Credit Note in exercising any power or right under any of the Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on the Borrower in any case shall entitle it to any notice or demand in similar or other circumstances.

     8.2. NOTICES. All communications and notices provided under this Credit Agreement shall be in writing and addressed or delivered to the Borrower or the Lender at their respective addresses shown on the first page hereof, or to any party at such other address as may be designated by such party in a written notice to the other parties. Such notices shall be delivered by any of the following means: (i) mailing through the United States Postal Service, postage prepaid, by registered or certified mail, return receipt requested;
(ii) delivery by reputable overnight delivery service including without limitation, and by way of example only: Federal Express, DHL, Airborne Express and Express Mail; or (iii) delivery by reputable private personal delivery service. Notices delivered in accordance with (i) above shall be deemed delivered the second Business Day after deposit in the mail; notices delivered in accordance with (ii) above shall be deemed delivered the first Business Day after delivery to the delivery service; and notices delivered in accordance with (iii) above shall be deemed delivered the same Business Day as that specified by the notifying party to the delivery service.

     8.3. COSTS AND EXPENSES. The Borrower agrees to pay all expenses for the preparation of this Credit Agreement, including exhibits, and any amendments to this Credit Agreement as may from time to time hereafter be required, and the reasonable attorneys fees and legal expenses of counsel for the Lender, from time to time incurred in connection with the preparation and execution of this Credit Agreement and any document relevant to this Credit Agreement, any amendments hereto or thereto, and the consideration of legal questions relevant hereto and thereto, provided that the amount of such expenses incurred by the Lender in connection with the preparation and execution of the Loan Documents shall not exceed $6,500 for legal fees and expenses, and $1,800 for the Lender's collateral audits and related activities through the date of this Agreement. The Borrower agrees to reimburse Lender upon demand for, all reasonable out-of-pocket expenses (including attorneys fees and legal expenses) in connection with the Lender's enforcement of the obligations of the Borrower hereunder or under the Note or any other of the Loan Documents, whether or not suit is commenced including, without limitation, attorneys fees, and legal expenses in connection with any appeal of a lower court's order or judgment. The obligations of the Borrower under this SECTION 8.3 shall survive any termination of this Credit Agreement.

     8.4. INTEREST LIMITATION. All agreements between the Borrower and the Lender are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of maturity of the indebtedness evidenced or secured thereby or otherwise, shall the rate of interest charged or agreed to be paid to the Lender for the use, forbearance, loaning or detention of such indebtedness exceed the maximum permissible interest rate under applicable law ("Maximum Rate"). If for any reason or in any circumstance whatsoever fulfillment of any provision of this Credit Agreement and/or the Revolving Credit Note, any document securing or executed in connection herewith or therewith, or any other agreement between the Borrower and the Lender, at any time shall require or permit the interest rate applied thereunder to exceed the Maximum Rate, then the interest rate shall automatically be reduced to the Maximum Rate, and if the Lender should ever receive interest at a rate that would exceed the Maximum Rate, the amount of interest received which would be in excess of the amount receivable after applying the Maximum Rate to the balance of the outstanding obligation shall be applied to the reduction of the principal balance of the outstanding obligation for which the amount was paid and not to the payment of interest thereunder. This provision shall control every other provision of any and all agreements between the Borrower and the Lender and shall also be binding upon and applicable to any subsequent holder of this Revolving Credit Note.

     8.5. SEVERABILITY. Any provision of this Credit Agreement or any other of the Loan Documents executed pursuant hereto which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such portion or unenforceability without invalidating the remaining provisions of this Credit Agreement or such Loan Document or affecting the validity or enforceability of such provisions in any other jurisdiction.

     8.6. CROSS-REFERENCES. References in this Credit Agreement or in any other of the Loan Documents executed pursuant hereto to any Section are, unless otherwise specified, to such Section of this Credit Agreement or such Loan Document, as the case may be.

     8.7. HEADINGS. The various headings of this Credit Agreement or of any other of the Loan Documents executed pursuant hereto are inserted for convenience only and shall not affect the meaning or interpretation of this Credit Agreement or such Loan Document or any provisions hereof or thereof.

     8.8. GOVERNING LAW; VENUE. Each of the Loan Documents shall be deemed to be a contract made under and governed by the laws of the State of Minnesota. The Borrower hereby consents to the personal jurisdiction of the state and federal courts located in the State of Minnesota in connection with any controversy related to this Credit Agreement and any other of the Loan Documents, waives any argument that venue in any such forum is not convenient and agrees that any litigation instigated by the

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

Borrower against the Lender in connection herewith or therewith shall be venued in the federal or state court that has jurisdiction over matters arising in Minneapolis, Minnesota.

     8.9. SUCCESSORS AND ASSIGNS. This Credit Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer its rights hereunder without the prior written consent of Lender; provided that the Lender shall, in all such cases in which the Lender transfers any interest hereunder pursuant to a participation agreement or other syndication arrangement, remain as the Lender hereunder and shall be solely responsible for administering the obligations and enforcing the rights of the Lender under the Loan Documents.

     8.10. RECITALS INCORPORATED. The recitals to this Credit Agreement are incorporated into and constitute an integral part of this Credit Agreement.

     8.11. MULTIPLE COUNTERPARTS. This Credit Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

     8.12. CONFIDENTIALITY. The Lender agrees to exercise reasonable care to maintain the confidentiality of all information relating to the Borrower which has been provided to the Lender by the Borrower, and neither the Lender nor any of its affiliates shall use any such information for any purpose in any manner other than pursuant to the terms contemplated by the Loan Documents, except to the extent such information (a) was or becomes generally available to the public, other than as a result of a disclosure by the Lender, or (b) was or becomes available on a non-confidential basis from a source other than the Borrower, provided that such source is not bound by a confidentiality agreement with the Borrower which is known to the Lender; provided further, however, that the Lender may disclose such information (i) at the request of or pursuant to any requirement of any governmental authority to which the Lender is subject or in connection with the examination of the Lender by any such authority, (ii) pursuant to a subpoena or other court process, (iii) when required to do so in accordance with the provisions of any applicable law, (iv) to the Lender's independent auditors and other professional advisors, and (v) to any person or entity and in any proceeding necessary in the Lender's reasonable judgment to protect the Lender's interests in connection with any claim or dispute involving the Lender. The Borrower authorizes the Lender to disclose to any prospective transferee such financial and other information in the Lender's possession concerning the Borrower which has been delivered to the Lender in connection with the Loan Documents; provided that, unless otherwise agreed by the Borrower, the transferee has agreed in writing to keep such information confidential to the same extent required of the Lender under this Section.

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

     IN WITNESS WHEREOF, the parties hereto have caused this Credit Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

                                   LIFECORE BIOMEDICAL, INC.,
                                   a Minnesota corporation

                                   By:  /s/ Dennis J. Allingham
                                       --------------------------------------
                                   Name:  Dennis J. Allingham
                                   Title: Executive Vice President and Chief
                                          Financial Officer

                                   FIRST BANK NATIONAL ASSOCIATION,
                                   a national banking association

                                   By:  /s/ Therese L. Knutson
                                       --------------------------------------
                                   Name:  Therese L. Knutson
                                   Title: Vice President

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

                                  SCHEDULE 6.2(b)

                                       LIENS

1. Liens of carriers, warehousemen, mechanics and materialmen, landlord's and other like liens arising in the ordinary course of business for sums not due or which are being diligently contested in good faith.

2. Liens incurred or deposits or pledges made or given in connection with or to secure payment of indemnity, performance or other similar bonds.

3. Banker's Liens, rights of setoff and similar Liens incurred on deposits made in the ordinary course of business.

4. Judgment, attachment or similar Liens, unless the judgment it secures has not been discharged or execution thereof effectively stayed and bonded against pending appeal within 30 days after the entry thereof.

5. Liens in the nature of easements, rights of way, restrictions and other similar encumbrances on title to, or restrictions on the use of real property which are not substantial in amount and do not materially detract from the value of the property subject thereto.

6.   Liens securing the indebtedness described in items 2 and 3 of Schedule 6.3.

7.   Liens securing indebtedness described in Section 6.3(d).

                                    SCHEDULE 6.3

                                    INDEBTEDNESS

1. Letter agreement of Borrower in favor of Credito Italiano-Verona Branch, dated June 12, 1997, relating to an Italian lira credit facility for Lifecore Biomedical SpA in the aggregate amount of approximately US$131,000, by which the Borrower agreed to maintain its investment in Lifecore Biomedical SpA, and to provide to Lifecore Biomedical SpA, if the above-referenced credit facility Credito Italiano-Verona Branch becomes past due, the capital necessary to settle such credit facility or to make a direct payment to Credito Italiano-Verona Branch in an amount sufficient to pay such credit facility.

2. $1,600,000 promissory note in favor of Bridger Biomed, Inc. Such note bears interest at 6% per annum, with principal payments of $800,000, plus interest, due in May, 1998 and May, 1999. Principal payments may be made in cash or the Borrower's common stock, at the Borrower's option. The Borrower's obligations under such note are secured by the assets which the Borrower acquired from Bridger Biomed, Inc., consisting of technology and regulatory rights in the TefGen product line.

3. $7,000,000 Industrial Development Revenue Bonds, bearing interest at 10.25% per annum. The bonds are secured by a first mortgage on the Borrower's manufacturing and administrative facility. The Borrower is required to make debt service payments on the bonds of approximately $775,000 per year for the fiscal years 1996 through 2021. As of December 31, 1997, the outstanding principal balance of the Industrial Development Revenue Bonds is $6,704,000.